COLUMBUS LIFE INSURANCE COMPANY
                           EXECUTIVE COMMITTEE ACTION
                               SEPTEMBER 10, 1998


                       RESOLUTION AUTHORIZING APPLICATION
            FOR VARIABLE AUTHORITY AND ESTABLISHING SEPARATE ACCOUNT
                              FOR VARIABLE PRODUCTS


         The undersigned, being all of the members of the Executive Committee of Columbus Life Insurance Company, do by this writing unanimously take the following action:

         WHEREAS, the Company wishes to develop variable products; and

         WHEREAS, in order to develop such a products applications for variable authority must be filed with the insurance departments of all the states in which the Company is licensed to do business and a separate account must be established as a depository of the premiums paid under such products and allocated to the variable account options under such products;

         NOW, THEREFORE, BE IT RESOLVED:

         A. That the officers of the Company be, and each of them hereby, is authorized, directed and empowered to take any and all action which, in the judgment of any such officer, is necessary and appropriate in order to obtain variable authority from the states in which the Company is licensed to do business;

         B. That the Company establish a separate account pursuant to the provisions of Section 3907.15, Ohio Revised Code, to be called the Columbus Life Insurance Company Separate Account 1 (the "Separate Account");

         C. That the purpose of the Separate Account is to receive funds deposited therein as premium payments for variable products issued by the Company through the Separate Account and to invest, manage and deal with such funds in accordance with the terms of such products;

         D. That pursuant to Section 3907.15, Ohio Revised Code, the products issued in respect of the Separate Account shall provide that that portion of the assets of the Separate Account equal to the reserves and other liabilities under all products and other contracts identified with such account shall not be chargeable with liabilities, or otherwise subject to claims, arising out of any other business in which the Company may be engaged;

         E. That the Company and the Separate Account shall make application to the Securities and Exchange Commission (the "Commission") for any exemption determined to be necessary


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                  under any provision of The Investment Company Act of 1940 (the
                  "Act");

         F. That the President or any Vice President of the Company be, and each of them hereby is, authorized, directed and empowered to file the above mentioned application or applications (and such amendments thereto as the President or any such Vice President, or any of them, may deem appropriate) and to take any such further action in connection therewith as the President or any such Vice President, or any of them, may deem appropriate, the filing of such amendments or the taking of such further action being conclusive evidence that the same is or are appropriate;

         G. That the officers of the Company be, and each of them hereby is, authorized, directed and empowered to cause to be filed with the Commission with respect to the offering of variable products through the Separate Account a registration statement under the Act and under the Securities Act of 1933;

         H. That the officers of the Company be, and each of them hereby is, authorized, directed and empowered to take any and all action which, in the judgment of any such officer, is necessary and appropriate in order to cause such variable products to be eligible for offering and sale under the securities and insurance laws of any jurisdiction in which the Company is qualified to issue such policies, including, but not limited to, making application for and obtaining qualification or registration under such laws and, in that connection, executing and filing such documents, and making any agreements that may appear necessary, useful or appropriate with respect thereto, the taking of any such action to be conclusive evidence of the necessity and appropriateness thereof;

         I. That the officers of the Company be, and each of them hereby is, authorized, directed and empowered to execute such additional documents and take such other and further action as any such officer may deem necessary or appropriate for the purpose of effecting the transactions contemplated by the foregoing resolutions, the taking of any such action to be conclusive evidence of the necessity and appropriateness thereof;

         J. That the fundamental investment policy of the Separate Account shall be to invest or reinvest its assets in securities issued by investment companies registered under the Investment Company Act of 1940, as may be specified in the respective variable products;

         K. That specialized investment divisions may be established within the Separate Account to which net payments under the products will be allocated in accordance with instructions received from the policyholder, and that the Company is hereby authorized to create such divisions and to increase or decrease the number of such divisions as it deems necessary or appropriate from time to time;


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         L.       That each such investment division shall invest only in the shares of a single mutual fund or a single mutual fund portfolio of an investment company organized as a series fund pursuant to the Investment Company Act of 1940;

         M. That the officers of this Company be, and each of them hereby is, authorized and empowered, in the names and on behalf of the Separate Account and the Company to execute and file irrevocable written consents on the part of the Separate Account and the Company, to be used in those states wherein the products will be offered and such consents to service of process as may be required under the insurance or securities laws of such states in connection with the registration or qualification of the policies and, as necessary, to appoint the appropriate state official, or such other person as may be allowed by the insurance or securities laws, as agent or agents of the Separate Account and of the Company for the purpose of receiving and accepting process;

         N. That the officers of the Company be, and each of them hereby is, authorized and empowered to establish procedures under which the Company will provide voting rights for owners of the products with respect to securities owned by the Separate Account;

         O. That the officers of the Company be, and each of them hereby is, authorized and empowered to execute such agreement or agreements as may be deemed necessary or appropriate (a) with a qualified entity under which such entity will be appointed principal underwriter and distributor for the products and (b) with one or more other qualified entities to provide any services deemed necessary in connection with the establishment and maintenance of the Separate Account and the design, issuance and administration of the products; and

         P. That the officers of this Company be, and each of them hereby is, authorized and empowered to enter into such agreement or agreements as may be necessary or appropriate in connection with the investment by the Separate Account in one or more investment companies.


                                          /s/ Paul H. Amato
                                          -----------------
                                          Paul H. Amato


                                          /s/ John F. Barrett
                                          -------------------
                                          John F. Barrett


                                          /s/ William J. Williams
                                          -----------------------
                                          William J. Williams